EXHIBIT 11

                         INDEPENDENCE HOLDING COMPANY
                       COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          THREE MONTHS ENDED
                                               MARCH 31,
                                            1995       1994
                                         --------------------

Proceeds from assumed exercise of
 stock warrants.........................$ 32,186     $ 42,294
Proceeds from assumed exercise
 of stock options.......................   1,521          133
Repurchase of treasury stock
 under paragraph 38(a) of APB
 No. 15 at the average market
 price of $3.09 and $3.29,
 respectively...........................  (9,570)     (10,410)
Assumed payment of debt
 outstanding............................ (21,865)     (20,107)
                                         -------      -------
Balance to be invested per
 paragraph 38(b) of APB No. 15..........$  2,272     $ 11,910
                                         =======      =======
Net Income applicable to common and
 common equivalent shares...............$    737     $  1,772
Add:
 Pro-forma interest income..............      45          268
 Pro-forma reduction of interest........     437          503
                                         -------      -------
Adjusted net income.....................$  1,219     $  2,543
                                         =======      =======

Weighted average shares outstanding.....  15,486       15,821
                                         -------      -------
 Add:
  Shares assumed issued for warrants....   3,633        4,774
  Shares assumed issued for options.....     455           32
 Less:
  Treasury stock purchased..............  (3,097)      (3,164)
                                         -------      -------
 Incremental shares issued..............     991        1,642
                                         -------      -------
Total common and common
 equivalent shares......................  16,477       17,463
                                         =======      =======
Primary net income per common share.....$    .05     $    .11
                                         =======      =======
Primary net income per common and
 common equivalent shares...............$    .07     $    .15
                                         =======      =======